Exhibit 99.1
         CB&I Reports Record New Business in Second Quarter;
          Net Income Up 33%; Revenues Up 37%; Backlog Up 45%


    THE WOODLANDS, Texas--(BUSINESS WIRE)--July 30, 2003--CB&I (NYSE:CBI) today reported net income increased 33% to $16.5 million or $0.35 per diluted share for the three months ended June 30, 2003, compared with $12.4 million or $0.28 per diluted share for the second quarter of 2002. Net income for the first half of 2003 increased 29% to $29.2 million or $0.63 per diluted share, compared with $22.7 million or $0.52 per diluted share for the first six months of 2002.
    For the three months ended June 30, 2003, new business taken increased 31% to a record $539 million compared with $411 million in 2002. Significant new contracts during the quarter included the previously announced liquefied natural gas (LNG) terminal projects in Russia and the southeastern United States, three clean fuels projects in the U.S. and refrigerated storage projects in Australia and Qatar. New business taken for the first half of 2003 was $863 million compared with $836 million for the same period last year. Backlog at June 30, 2003, stood at $1.6 billion compared with $1.1 billion at the end of the second quarter 2002 and $1.3 billion at year end 2002.
    "We're pleased to report another very successful quarter for CB&I," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "In addition to achieving record sales and exceeding our revenue target, we completed two acquisitions that expand the capabilities of our Process & Technology group and that will be accretive for the full year. And we introduced CB&I's new brand architecture that better reflects our expanded capabilities and global presence."
    Revenues for the second quarter of 2003 grew 37% to $389.3 million from $284.7 million in the second quarter of 2002. Revenues more than doubled in the Company's Europe, Africa, Middle East (EAME) and Asia Pacific (AP) segments, due primarily to the strong backlog going into the year, with large projects now under way in Saudi Arabia, Nigeria and Australia. Revenues increased in North America, due mainly to a higher volume of process-related work, but declined in the Central and South America (CSA) segment as a result of lower new awards during 2002 and early 2003 in certain Latin American markets. Revenues for the first half of 2003 increased 31% to $711.6 million compared with $544.0 million for the comparable 2002 period.
    Gross profit for the three months ended June 30, 2003 increased 29% to $49.4 million or 12.7% of revenues compared with 12.3% of revenues in the first quarter of 2003 and 13.4% of revenues for the comparable period in 2002. Gross margin performance was consistent with as-sold margins and better than plan but was slightly lower than the previous year due to the mix of projects being executed in the period. For the first half of 2003, gross profit increased 22% to $89.0 million compared with $73.2 million in the first six months of 2002.
    Second quarter 2003 income from operations increased 28% to $25.2 million compared with $19.6 million in second quarter 2002. North American results increased primarily due to the significantly higher volume of engineering, procurement and construction (EPC) projects for the hydrocarbon industry. Higher revenues and project cost savings led to improved operating income in the EAME segment, while the AP segment benefited from several significant projects currently under way in Australia. Operating income declined in the CSA segment due to lower revenues and a lack of comparable project cost savings that were generated in the prior year period when several major contracts were nearing completion. For the first half of 2003, income from operations increased 27% to $45.1 million compared with $35.4 million in the comparable 2002 period.
    No exit costs or other special charges were recorded in the second quarter or first half of 2003. In 2002, the Company reported exit costs of $1.1 million in the second quarter and $2.3 million for the first six months.
    The Company used approximately $49 million of its cash during the second quarter to fund the acquisitions of Petrofac Limited's U.S. EPC business and John Brown Hydrocarbons Limited. Following these expenditures, CB&I ended the quarter with cash and cash equivalents of $57.4 million. Capital expenditures in the second quarter of 2003, including $7.7 million for the new administrative office building, were $11.8 million compared with $9.9 million for the year-earlier period. Capital expenditures for the first half of 2003 were $20.4 million compared with $12.6 million in the comparable 2002 period. CB&I had net debt (total debt less cash and cash equivalents) of $24.3 million at June 30, 2003, compared with $40.1 million at the end of second quarter 2002.
    The Company recently completed a 9.9 million share follow-on equity offering, including 1.3 million shares sold as a result of the underwriters exercising their over-allotment option. CB&I sold 1 million primary shares in this offering, receiving the proceeds in the third quarter.
    "We continue to be gratified by customer interest in our expanded EPC capabilities -- as well as our traditional storage systems -- and by investor confidence in our future prospects," Glenn added. "Our strong sales of more than a half billion dollars in the quarter are indicative of our success in selectively pursuing and winning process and storage projects worldwide in a very competitive marketplace. Our recent equity offering has significantly broadened our institutional shareholder base. We are confident that CB&I's growing technical competence and geographic reach -- bolstered by our acquisitions of Petrofac's U.S. EPC business and John Brown -- will enable us to better serve our customers and lead to continued growth in shareholder value."

    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; increased competition; fluctuating revenues resulting from a number of factors, including the cyclic nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Registration Statement on Form S-3 (No. 333-103972) filed with the SEC on June 26, 2003. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

    CB&I is a global specialty engineering, procurement and construction (EPC) company serving customers in several primary end markets, including hydrocarbon refining, natural gas, water and the energy sector in general. We offer a complete package of design, engineering, fabrication, procurement, construction and maintenance services. Our projects include hydrocarbon processing plants, LNG terminals and peak shaving plants, bulk liquid terminals, water storage and treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.CBIepc.com.


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          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                          Three Months           Six Months
                         Ended June 30,        Ended June 30,
                         2003      2002        2003      2002

Revenues               $389,309  $284,686    $711,618  $543,958
Cost of revenues        339,954   246,548     622,602   470,730
                        -------   -------     -------   -------
 Gross profit            49,355    38,138      89,016    73,228
  % of Revenues           12.7%     13.4%       12.5%     13.5%

Selling and
 administrative
 expenses                23,887    16,915      43,085    34,822
  % of Revenues            6.1%      5.9%        6.1%      6.4%

Intangibles amortization    649       588       1,287     1,214

Other operating income,
 net                       (345)     (104)       (481)     (523)

Exit costs                    -     1,115           -     2,274
                        -------   -------     -------   -------
 Income from operations  25,164    19,624      45,125    35,441

 % of Revenues             6.5%      6.9%        6.3%      6.5%

Interest expense         (1,558)   (1,829)     (3,245)   (3,642)
Interest income             510       338         976       684
                        -------   -------     -------   -------
 Income before
 taxes and minority
 interest                24,116    18,133      42,856    32,483

Income tax expense       (7,307)   (5,077)    (12,918)   (9,095)
                        -------   -------     -------   -------
 Income before
 minority interest       16,809    13,056      29,938    23,388

Minority interest in
 income                    (345)     (662)       (710)     (736)
                        -------   -------     -------   -------
   Net income          $ 16,464  $ 12,394    $ 29,228  $ 22,652
                        =======   =======     =======   =======

Net income per share
  Basic                $   0.37  $   0.29    $   0.66  $   0.54
  Diluted              $   0.35  $   0.28    $   0.63  $   0.52

Weighted average shares
 outstanding
  Basic                  44,604    42,202      44,500    42,116
  Diluted                46,863    43,954      46,557    43,756

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          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                            (in thousands)

                                Three Months Ended
                            June 30,           June 30,
                               2003               2002

NEW BUSINESS TAKEN*                    % of               % of
                                      Total              Total

North America              $322,140    60%    $236,901    58%
Europe/Africa/Middle East   151,286    28%      62,347    15%
Asia Pacific                 41,173     8%      53,330    13%
Central & South America      23,975     4%      58,756    14%
                            -------            -------
  Total                    $538,574           $411,334
                            =======            =======

REVENUES                               % of               % of
                                      Total              Total

North America              $239,046    62%    $210,277    71%
Europe/Africa/Middle East    77,688    20%      32,275    11%
Asia Pacific                 51,574    13%      20,771     7%
Central & South America      21,001     5%      30,363    11%
                            -------            -------
  Total                    $389,309           $284,686
                            =======            =======

INCOME (LOSS) FROM OPERATIONS          % of               % of
Excluding Exit Costs                 Revenues           Revenues

North America              $ 18,150    7.6%   $ 12,734    6.3%
Europe/Africa/Middle East     2,343    3.0%        501    1.6%
Asia Pacific                  2,986    5.8%        269    1.3%
Central & South America       1,685    8.0%      7,235   23.8%
                            -------            -------
  Total                    $ 25,164    6.5%   $ 20,739    7.3%
                            =======            =======

EXIT COSTS                 $      -           $  1,115
                            =======            =======

INCOME (LOSS) FROM OPERATIONS

North America              $ 18,150           $ 11,930
Europe/Africa/Middle East     2,343                383
Asia Pacific                  2,986                189
Central & South America       1,685              7,122
                            -------            -------
  Total                    $ 25,164           $ 19,624
                            =======            =======


                                 Six Months Ended
                            June 30,           June 30,
                               2003               2002

NEW BUSINESS TAKEN*                    % of               % of
                                      Total              Total

North America              $553,724    64%    $442,637    53%
Europe/Africa/Middle East   198,217    23%     221,348    26%
Asia Pacific                 69,739     8%      96,643    12%
Central & South America      41,638     5%      74,947     9%
                            -------            -------
  Total                    $863,318           $835,575
                            =======            =======

REVENUES                               % of               % of
                                      Total              Total

North America              $443,196    62%    $396,576    73%
Europe/Africa/Middle East   136,641    19%      55,595    10%
Asia Pacific                 92,606    13%      31,771     6%
Central & South America      39,175     6%      60,016    11%
                            -------            -------
  Total                    $711,618           $543,958
                            =======            =======

INCOME (LOSS) FROM OPERATIONS          % of               % of
Excluding Exit Costs                 Revenues           Revenues

North America              $ 29,650    6.7%   $ 23,252    5.9%
Europe/Africa/Middle East     5,903    4.3%        849    1.5%
Asia Pacific                  4,299    4.6%       (192)  (0.6%)
Central & South America       5,273   13.5%     13,806   23.0%
                            -------            -------
  Total                    $ 45,125    6.3%   $ 37,715    6.9%
                            =======            =======

EXIT COSTS                 $      -           $  2,274
                            =======            =======

INCOME (LOSS) FROM OPERATIONS

North America              $ 29,650           $ 21,706
Europe/Africa/Middle East     5,903                495
Asia Pacific                  4,299               (321)
Central & South America       5,273             13,561
                            -------            -------
  Total                    $ 45,125           $ 35,441
                            =======            =======

* New business taken represents the value of new project commitments received by the Company during a given period. Such commitments are included in backlog until work is performed and revenue recognized or until cancellation. Backlog may also fluctuate with currency movements.

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          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                        June 30,   December 31,
                                         2003           2002

ASSETS

Current assets                         $398,661       $382,423
Property and equipment, net             126,371        109,271
Goodwill and other intangibles, net     236,735        191,459
Other non-current assets                 71,725         57,283
                                        -------        -------

  Total assets                         $833,492       $740,436
                                        =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                    $337,660       $287,070
Long-term debt                           75,000         75,000
Other non-current liabilities           107,513         96,219
Shareholders' equity                    313,319        282,147
                                        -------        -------

  Total liabilities
  and shareholders' equity             $833,492       $740,436
                                        =======        =======

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          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       AND OTHER FINANCIAL DATA
                            (in thousands)

                                                Six Months
                                              Ended June 30,
                                           2003           2002

CASH FLOWS

Cash flows from operating activities   $ 25,011       $  5,906
Cash flows from investing activities    (67,966)       (14,345)
Cash flows from financing activities     (2,136)        (6,679)
                                        -------        -------

Decrease in cash and cash equivalents   (45,091)       (15,118)
Cash and cash equivalents,
  beginning of the year                 102,536         50,478
                                        -------        -------
Cash and cash equivalents,
  end of the period                    $ 57,445       $ 35,360
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense  $  9,770       $  9,893
Capital expenditures                     20,363         12,618

Decrease/(increase) in receivables, net   6,414         (7,116)
Increase in contracts in progress, net  (35,066)          (889)
Increase/(decrease) in accounts payable  33,272         (9,063)
                                        -------        -------
  Change in contract capital           $  4,620       $(17,068)
                                        =======        =======



    CONTACT: Chicago Bridge & Iron Company
             Media: Bruce Steimle, 832-513-1111
             Analysts: Marty Spake, 832-513-1245